1999 General Memorandum of Understanding

Whereas, the Potomac Electric Power Company (the "Company" or "Pepco") and Local 1900 of the International Brotherhood of Electrical Workers (the "Union") by mutual agreement conducted early negotiations to establish a successor Collective Bargaining Agreement to the 1998 Collective Bargaining Agreement and,

Whereas, the Company and the Union have agreed to a successor
Collective Bargaining Agreement (hereinafter referred to as the "Agreement" or "CBA"), whose terms are set forth below;

It is, therefore, further agreed and understood between the Company and Union that:

I.   Contract Duration
     The 1999 Agreement shall be effective upon ratification except as provided otherwise in this Agreement. The term of this Agreement shall be to and including May 31, 2003 and it shall thereafter continue in full force and effect for succeeding periods of 12 calendar months each, unless either party, prior to April 1, 2003, or April 1 of any year thereafter, shall serve written notice upon the other party of its desire to amend and/or terminate the Agreement as of the following June 1. The Contract shall read as set forth in the 1993 Collective Bargaining Agreement except to the extent modified herein or modified through other written agreements between the parties. The Annex shall be modified consistent with written agreements between the parties since the signing of the 1993 Collective Bargaining Agreement.

II.  General Wage Increases
     A.   The Company shall provide a general wage increases
          (GWI) of 3% in 1999, 3% in 2000, and 3% in 2001 to
          eligible employees. In 2002, there will also be a 3% increase unless either party, for any reason, provides 60-days notice prior to June 1, 2002 of its intention to reopen the contact. Any such reopener will be limited to wages and benefits. If no agreement is reached regarding wages and benefits by June 1, 2002, either party may terminate the agreement at any time by giving 48 hours written notice thereof to the other party.

     B. The 1999 increase shall be effective as soon as practicable after ratification. If the Agreement is ratified in December 1998, the Company shall endeavor to place the GWI in effect by the payroll period beginning February 14, 1999. The Company further agrees that if the Agreement is ratified in December 1998, each employee employed in the bargaining unit from January 3, 1999, to the beginning of payroll period in which the 1999 GWI takes effect will receive a lump-sum payment of 3% of the employee's regular rate for a normal workweek (40 hours for hourly employees; 38-3/4 for weekly employees) for the period between January

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             1999 General Memorandum of Understanding


          3, 1999, and the beginning of the payroll period in which the 1999 GWI goes into effect. The 2000 increase shall be effective the payroll period beginning
          June 4, 2000. The 2001 increase shall be effective the payroll period beginning June 3, 2001. Unless either party requests a reopener, the 2002 increase shall be effective the payroll period beginning June 2, 2002.
          If a reopener is requested, the time and amount of any increase shall be subject to negotiations in 2002.

III. Divestiture Issues
     The industry is in the midst of a major restructuring, with the possibility that it may be either necessary or prudent, in the Company's sole judgment, to sell generation or other corporate assets or operations to a third party or to transfer assets or operations to a subsidiary, pursuant to a joint venture or other business combination(s). In such cases, employees who are offered employment by the new employer shall have their employment at Pepco terminated on the closing or transfer date and shall have no future rights under the collective bargaining agreement (hereinafter "CBA") with respect to Pepco. Nothing in CBA shall require a different result. The Company shall bargain with the Union regarding the effects of any such transaction on bargaining-unit employees and has already conducted effects bargaining with respect to the possible divestiture of generation assets (see IV, immediate below).

IV. The Company and Union have conducted "effects bargaining" regarding the possible divestiture of generation assets and agree as follows:

     A. With respect to the divestiture of generation assets, the Company agrees that as a condition of divestiture, the Company will:

          1. Require any Buyer to offer employment from and after the closing to all affected bargaining-unit employees, including employees absent from active service due to illness or leave of absence, whether paid or unpaid (excluding employees on LTD as of the closing date who will remain as Pepco employees). It is anticipated that the all bargaining-unit employees in the Generation Business Unit will be affected as well as some employees in areas that directly support Generation. In the event that some, but not all, employees in an occupational group are affected, the Company will initially solicit volunteers, with the most senior employees getting the first opportunity to elect whether to stay at Pepco or go with a Buyer. If there are insufficient volunteers, the least senior employees will be offered employment with the Buyer.


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             1999 General Memorandum of Understanding


          2. Require any Buyer to recognize the Union as the exclusive bargaining representative of affected bargaining-unit employees ("affected bargaining-unit employees" are employees who are offered employment by any Buyer).

          3. Subject to paragraph B. below, require any Buyer to assume the 1999 CBA for those affected bargaining-unit employees who transfer to the Buyer.

          4. Require any Buyer to provide employees with full credit for service with Pepco, including retention of seniority under the provisions of the 1999 CBA. For example, if at time of closing employee X has 15 years of service with Pepco, then he/she will be deemed to have 15 years of service with the Buyer under the 1999 CBA.

          5. Require any Buyer to agree that, should any other business entity (regardless of relationship to the Buyer) acquire the generation assets from the Buyer prior to the expiration of the 1999 CBA, the Buyer will require this third party to assume the conditions set forth immediately above in IV.A.1, 2, 3 and 4.

     B.   Employee Benefits
          The Company will further require any Buyer to provide benefits to affected bargaining-unit employees substantially equivalent to those provided under the CBA. In doing so, the Buyer shall have the right to use different providers and to establish its own benefit plans or use its existing plans. There shall be no duplication of benefits. The Company shall require any Buyer to recognize service with Pepco for purposes of eligibility and vesting and benefit calculations in any benefit plan, program, or fringe benefit arrangement.

          1. With respect to the General Retirement Plan (GRP), Pepco will coordinate information and efforts with the Buyer to enable the Buyer to provide affected employees no less than the GRP benefit with respect to their service with the Buyer during the term of the CBA as they would have received had they remained at Pepco. More specifically, the Company shall require any Buyer to agree to credit all past service with the Company (subject to Pepco's General Retirement provisions) for eligibility for participation, vesting, early retirement subsidies and benefit accrual service. The Company shall be responsible for affected employees' benefits accrued through the date of closing. After the


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             1999 General Memorandum of Understanding


               date of closing, the Buyer shall be responsible for benefits accrued during the remainder of the 1999 CBA by such affected employees. The Buyer's plan may offset the benefit it pays by the benefit paid by the Company's plan.

          2. For purposes of health care coverage, the Company shall require any Buyer to waive all limitations regarding pre-existing condition exclusions, actively at work exclusions and waiting periods for employees who become employees of the Buyer. Further, during the calendar year in which closing occurs, all health care expenses incurred by affected bargaining-unit employees that were qualified to be taken into account for purposes of satisfying any deductible or out-of-pocket limit under Pepco's health care plans shall be taken into account for purposes of satisfying any deductible or out-of-pocket limit under the Buyer's health care plans for such calendar year.

          3. Any Buyer shall be required to give affected bargaining-unit employees full credit for all vacation, sick leave or comp time benefits accrued but not used as of the closing.

          4. With respect to the Savings Plan, any Buyer shall be required to establish a 401(k) plan or add affected bargaining-unit employees to its existing plan provided that the employees' deferral options and employer match (except that matching contributions will not be made in Pepco stock) are no less favorable than those provided under Pepco's plan. Any Buyer must accept rollovers from other qualified plans. Any Buyer has the right to offer investment funds different from those offered under Pepco's plan. Employees going to a Buyer will, to the extent possible under applicable law, be considered terminations of employment and under Pepco's plan will have the option of leaving their account balance in the Pepco 401(k) plan, rolling the amount into the Buyer's plan, or an individual retirement account, or cashing in the account balance subject to tax withholding and penalties.

          5. Employees offered employment by any Buyer shall not be eligible for severance pay or any other termination benefits from Pepco, except as may be required by law.

     C.   Transfer of Ownership

          Affected bargaining-unit employees will cease to be employees of the Company upon the transfer of ownership and will have no further bidding,


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             1999 General Memorandum of Understanding


          recall or other rights for positions in the Company. The Union acknowledges that upon transfer of ownership, the Company is relieved of obligations and liabilities under the CBA and this Agreement or otherwise to all affected bargaining-unit employees or future employees of the Buyer(s) to the extent that those obligations or liabilities arise on or after the transfer of ownership.

     D.   Stranded-Cost Proceedings
          The Union agrees that it will not oppose Company settlement proposals at regulatory agencies, in the legislature and in the court regarding restructuring and stranded costs. The Union further agrees to support, or at least not oppose, agreements (including settlements) between parties involved in the Company's stranded-cost efforts as reasonable and support the Company's position that the stranded costs it has identified are reasonable in amount and fully recoverable from customers. The Company agrees it will provide the Union as much, and as timely, information as is reasonably practicable about its regulatory and legislative proposals. The agreement set forth in this paragraph is not intended to limit legislative or regulatory actions on matters not reasonably related to the Company's restructuring and stranded-cost proposals.

     E. Any claim by the Union that any Buyer has failed to comply with its obligations under the CBA after the closing date shall be a matter strictly between the Union and the Buyer.

V.   Successorship
     The parties agree that Section 23.01 of the 1998 CBA shall be modified in the 1999 CBA to read as follows: "The parties to this Agreement agree that it shall be binding upon them and their successors and assigns."

VI.  Union-Management Relations
     The Company and Union recognize that the industry is changing dramatically and that it is critical that the parties work together to ensure that employees are as productive as possible and that the Company be able to compete effectively in this new era. To that end, the parties agree as follows:

     A. The parties will establish an Executive Steering Committee (hereafter ESC) whose purpose shall be to oversee a joint committee process and to resolve disputes or issues as may be necessary. The ESC shall be made up of two senior executives, a representative from Labor Relations, the Union president, and two additional Union representatives. Each party shall designate its representatives.


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             1999 General Memorandum of Understanding


     B. The parties will continue to establish joint committees as mutually agreed.

     C. A new committee must identify its purpose and draft a mission statement for submission to the ESC for approval.

     D. To improve the quality of committee discussions, the Company offers to provide facilitator training, as may be requested by various committees.

     E. In the event the parties mutually agree that we need the assistance of a consultant to further advance the committee process, the Company shall pay the costs of the consultant.

     F.   The parties agree that no committee disputes are
          subject to the grievance or arbitration process.   This
          does not preclude the filing of a grievance over the application of the labor agreement to a matter being discussed by a committee.

     G. After agreeing to extend the 1995 labor agreement, the parties set up a number of committees, both corporate and area, to consider a variety of issues. The parties made substantial progress in many of the committees;
          however, much additional work needs to be done as we go forward in a restructured industry. For example, the Benefits Committee began reviewing how to develop a more modern and portable pension plan. The parties agree to continue to work on coming up with a mutually acceptable way to implement such a plan. The Superior Performance
          Committee began reviewing "peer review" for the Company. The parties agree to conduct a pilot program on peer review and if successful, to consider further expansion of the concept. Many area committees are working to create multi-skilled jobs to increase productivity and enhance employee skills. The parties agree to continue to negotiate such agreements, which shall be voted upon by employees in affected areas prior to implementation; nothing, however, precludes the Company from exercising its rights under the Agreement to implement new or revised jobs on a unilateral basis. In other matters directly affecting a specific work unit such as the creation of new jobs, special agreements on overtime, work rules or standards, the company and Union agree that only affected employees shall vote on such matters.

VII. Holidays
     In addition to the days set forth in Section 11.01 of the 1993 Collective Bargaining Agreement, Thursday, December 23, 1999, Tuesday, December 26, 2000, and Monday, December 24, 2001 shall be observed as uniform and fixed holidays during the 1999 Agreement. Further, the parties agree to observe New


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             1999 General Memorandum of Understanding

     Years Day 2000 on the date celebrated by the federal government, which may be either Friday, December 31, 1999 or Monday, January 3, 2000. In 2001, it is the parties' understanding that Inauguration Day will occur on a Saturday. When Inauguration Day occurs during a normal workday (Monday through Friday), it precludes employees from being able to work at the Thomas Edison Building, which has resulted in the Company's agreeing to provide the day off (as a holiday) for the entire Company. The parties agree that Saturday, January 20, 2001 will not be deemed a holiday that requires any employee to be paid a holiday allowance; however, the parties agree that any employee who actually works on Inauguration Day will receive the holiday premium of double time for each hour worked, though he/she will not receive a holiday allowance.

IN WITNESS WHEREOF, on this 8th day of December 1998, the parties have caused their appropriate and duly authorized representatives to sign this General Memorandum of Understanding, signifying thereby their agreement hereon. This Agreement is subject to ratification by bargaining-unit members.

For the Union                      For the Company

/s/ James L. Hunter                /s/ A. S. Macerollo
______________________________     _____________________________
James L. Hunter                    Anthony S. Macerollo,
President/Financial Secretary/     Group Vice-President
Business Manager                   Corporate Services


/s/ Lionel R. Briscoe              /s/ William J. Wolverton
______________________________     _____________________________
Lionel R. Briscoe                  William J. Wolverton,
Recording Secretary/               Manager, Industrial Relations
Business Representative            & Employee Benefits


/s/ John A. Coleman                /s/ Michael J. Sullivan, Jr
______________________________     _____________________________
John A. Coleman                    Michael J. Sullivan, Jr,
Vice-President                     Supervisor, Labor Relations
Business Representative


/s/ John L. Holt
______________________________
John L. Holt
Business Representative




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